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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 OLSON, BRUCE J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                           c/o THE MARCUS CORPORATION
                      250 EAST WISCONSIN AVENUE, SUITE 1700
--------------------------------------------------------------------------------
                                    (Street)

                              MILWAUKEE, WI 53202
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       THE MARCUS CORPORATION (NYSE: MCS)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

                               December 20, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                              Group Vice President
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                         2A.                     4.                              Amount of      Owner-
                                         Deemed                  Securities Acquired (A) or      Securities     ship
                            2.           Execution  3.           Disposed of (D)                 Beneficially   Form:     7.
                            Transaction  Date, if   Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                            Date         any        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                          (Month/      (Month/    (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Day/         Day/       ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                  Year)        Year)       Code    V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     65,390          D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Joint
Common Stock                 12/20/02                G       V       3,270       D      --       17,836          D          w/wife
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12/20/02                G       V       1,090       A      --        4,340          I           (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12/20/02                G       V       1,090       A      --        4,340          I           (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By 401(k)
Common Stock                                                                                      3,548.6  (4)   I           plan
====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or               3A.              Derivative    6.                of Underlying     8.       Benefi-   Secur-  of
              Exer-            Deemed   4.      Securities    Date              Securities        Price    cially    ity:    In-
              cise     3.      Execu-   Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price    Trans-  tion     action  or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of       action  Date,    Code    of(D)         (Month/Day/Year)           Amount   ative    Reported  In-     ficial
Title of      Deriv-   Date    if any   (Instr  (Instr. 3,    ----------------           or       Secur-   Trans-    direct  Owner-
Derivative    ative    (Month/ (Month/  8)      4 and 5)      Date     Expira-           Number   ity      action(s) (I)     ship
Security      Secur-   Day/    Day/     ------  ------------  Exer-    tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)    ity      Year)   Year)    Code V   (A)   (D)    cisable  Date      Title   Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/22/93         $10.00                                         (5)     6/22/03     *     11,250            11,250      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
12/17/93        $12.00                                         (5)    12/17/03     *     11,250            11,250      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/13/94         $11.83                                         (5)     6/13/04     *     11,250            11,250      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/22/95         $13.00                                         (5)     6/22/05     *     11,250            11,250      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/26/96         $16.75                                         (6)     6/26/06     *      7,500             7,500      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/26/97         $16.50                                         (6)     6/26/07     *      7,500             7,500      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/25/98       $16.9375                                         (6)     6/25/08     *      7,500             7,500      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/30/99       $12.3125                                         (6)     6/30/09     *     10,000            10,000      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
6/28/00       $11.4375                                         (6)     6/28/10     *     50,000            50,000      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
7/12/01         $14.05                                         (6)     7/12/11     *     50,000            50,000      D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option/
Grant Date:
7/11/02         $15.55                                         (6)     7/11/12     *     20,000            20,000      D
====================================================================================================================================
Explanation of Responses:
*    Common Stock
(1)  The reporting person no longer has a reportable beneficial interest in 4,340 shares held directly by one of his sons, who is no longer a dependent.
(2)  Shares held by a dependent son.
(3)  Shares held by Barbara Olson, as Custodian for a dependent daughter.
(4)  Balance reflects the most current data available with regard to the reporting person's holdings in the 401(k) Plan.
(5)  Options vest and become exercisable as follows: 40% after 1st anniversary of the date of grant; 60% after 2nd anniversary;
     80% after 3rd anniversary; and 100% after 4 1/2 years.
(6)  Options vest and become exercisable as follows: 40% after 2nd anniversary of the date of grant; 60% after 3rd anniversary;
     80% after 4th anniversary; and 100% after 5 years.

                                                                                  BRUCE J. OLSON
**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                       /s/ Ralph J. Gundrum                     12/26/02
                                                                                  -------------------------------------   ----------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  By Ralph J. Gundrum, attorney-in-fact      Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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